UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Nationwide Variable Insurance Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NVIT Growth Fund Reorganization into the
NVIT Large Cap Growth Fund Q&A

On February 8, 2016, Nationwide Variable Insurance Trust (NVIT) filed with the SEC a Proxy Statement/Prospectus relating to the proposed reorganization of the NVIT Growth Fund (formerly American Century NVIT Growth Fund) into the NVIT Large Cap Growth Fund (the Reorganization). The Reorganization requires shareholder approval. For detailed information, please refer to the filed Proxy Statement/Prospectus, which can be found on the SEC’s website and includes the entire Proxy Statement/Prospectus as well as the Plan of Reorganization. This will also be mailed to Contract Owners as of the record date.

Why was the Reorganization proposed?
The proposed Reorganization is part of a broader effort by Nationwide Fund Advisors to reduce product duplication and produce operational efficiencies and potential cost savings to shareholders.

How will the Reorganization proceed?
Upon approval of the Reorganization by NVIT Growth Fund shareholders, all of the NVIT Growth Fund’s assets will be transferred to the NVIT Large Cap Growth Fund, exchanging Class I for Class I, Class II for Class II, and Class IV for Class I shares. The Special Meeting of Shareholder will be held on March 29, 2016. If approved by shareholders, the closing date of the Reorganization is anticipated to occur on or around April 25, 2016.

Will portfolio management change as a result of the Reorganization?
No. Nationwide Fund Advisors is the investment adviser to both the NVIT Growth Fund and the NVIT Large Cap Growth Fund and will continue to be the investment adviser to the NVIT Large Cap Growth Fund after the Reorganization. The subadviser to both the NVIT Growth Fund and the NVIT Large Cap Growth Fund is Boston Advisors, LLC. and will continue to be the subadviser to the NVIT Large Cap Growth Fund after the Reorganization.

What are the expenses after the Reorganization?
After the Reorganization, each share class of the combined NVIT Large Cap Growth Fund will have a lower expense ratio (on a gross and net basis) than each corresponding share class of the NVIT Growth Fund and the combined fund is anticipated to have a lower expense ratio (on a gross basis) and the same expense ratio (on a net basis) as the NVIT Large Cap Growth Fund.

Who will pay the expenses of the Reorganization?
The expenses related to the Reorganization, including the costs associated with the solicitation of proxies, will be paid by Nationwide Fund Advisors, whether or not consummated. Brokerage costs following the Reorganization, if any, will be paid by all shareholders of the combined NVIT Large Cap Growth Fund.

What are the general tax consequences of the Reorganization?
The Reorganization is expected to be structured as a tax-free reorganization so that for federal income tax purposes: (i) shareholders of the NVIT Growth Fund will not recognize any gain or loss as a result of the exchange of their shares of the NVIT Growth Fund for shares of the NVIT Large Cap Growth Fund; and (ii) the NVIT Large Cap Growth Fund and its shareholders will not recognize any gain or loss upon receipt of the NVIT Growth Fund’s assets. For more detailed information about the federal income tax consequences of the Reorganization, see the section entitled “Information about the Transaction and the Plan – What are the tax consequences of the Transaction?” in the Proxy Statement/Prospectus.

What if I have more questions?
For questions on these funds, please call 1-800-321-6064.

Important Disclosures

Before purchasing a variable annuity, you should carefully consider the investment objectives, risks, charges and expenses of the annuity and its underlying investment options. The product prospectus and underlying fund prospectus contain this and other important information. Underlying fund prospectuses can be obtained from your investment professional or by contacting Nationwide at 800-848-6331. Read the prospectus carefully before you make a purchase.

Shares of NVIT Funds are not sold to individual investors. They are sold only to separate accounts of insurance companies to fund benefits payable under variable annuity contracts and variable life insurance policies issued by life insurance companies. Please refer to the most recent prospectus for a more detailed explanation of the NVIT Growth Fund and NVIT Large Cap Growth Fund’s principal risks.

Variable annuity and variable life insurance products are issued by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company, Columbus, Ohio. The general distributor is Nationwide Investment Services Corporation (NISC), member FINRA, Columbus, Ohio.

Nationwide Funds distributed by Nationwide Fund Distributors LLC (NFD), member FINRA, King of Prussia, Pa. NFD is not affiliated with any subadviser contracted by Nationwide Fund Advisors (NFA), with the exception of Nationwide Asset Management, LLC (NWAM).
Nationwide, the Nationwide N and Eagle, and Nationwide is on your side are service marks of Nationwide Mutual Insurance Company. © 2016

MFM-2254AO  (2/16)
2  | For Advisor/Institutional Use Only.  Not For Distribution To The Public.